UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	May 21, 2007 (May 16, 2007)
United America Indemnity, Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands	000-50511	98-0417107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Walker House, 87 Mary Street, P.O. Box 908GT, Cayman Islands, Cayman Islands	None

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(345) 949-0100
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As previously announced on May 9, 2007, United America Indemnity, Ltd. (“UAI”) appointed Larry A. Frakes to the newly created positions of President and Chief Operating Officer of UAI. In connection with the appointment of Mr. Frakes to these positions, Mr. Frakes resigned from UAI’s Audit Committee due to his loss of “independent director” status under Marketplace Rule 4200(a)(15). On May 10, 2007, UAI notified the Listing Qualifications Department of the NASDAQ Stock Market of Mr. Frakes’ resignation from UAI’s Audit Committee, and the resulting non-compliance with NASDAQ Marketplace Rule 4350. As anticipated, on May 16, 2007, UAI received a notice of non-compliance from the Listing Qualifications Department of the NASDAQ Stock Market advising that UAI is not in compliance with NASDAQ’s audit committee requirements set forth in NASDAQ Marketplace Rule 4350.
UAI is currently conducting a search for a qualified candidate to fill the vacancy left on its Audit Committee. UAI anticipates that it will fill the position by November 5, 2007, bringing UAI into compliance with NASDAQ Marketplace Rule 4350. A failure to regain compliance could result in UAI being delisting from the NASDAQ Stock Market.
On May 21, 2007, the Company issued a press release announcing the receipt of the notice of non-compliance from the NASDAQ Stock Market. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
99.1 Press Release dated May 21, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United America Indemnity, Ltd.
May 21, 2007	By:	Kevin L. Tate
		Name:	Kevin L. Tate
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 21, 2007